Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Appendix B – Acquired Fund’s and Acquiring Fund’s Financial Highlights” and “Representations and Warranties” in the Registration Statement (Form N-14) of Harbor ETF Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2022, included in Post-Effective Amendment No. 169 to the Registration Statement (Form N-1A, File No. 33-5852) of Harbor Funds and Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, File No. 333-255884) of Harbor ETF Trust filed with the Securities and Exchange Commission, and each incorporated by reference into the Registration Statement (Form N-14) of Harbor ETF Trust (and, in the case of the Prospectus for Harbor ETF Trust included in Post-Effective Amendment No. 11, also filed as part of the Registration Statement (Form N-14)).

We also consent to the incorporation by reference of our report dated December 21, 2022, with respect to the financial statements and financial highlights of the Harbor High-Yield Bond Fund (one of the funds constituting Harbor Funds) and Harbor Scientific Alpha High-Yield ETF (one of the funds constituting Harbor ETF Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into the Registration Statement (Form N-14) of Harbor ETF Trust, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 22, 2022